AMENDMENT TO EMPLOYMENT AGREEMENT FOR AN INDEFINITE PERIOD BETWEEN DIVERSEY EUROPE OPERATIONS B.V. & Sinead Kwant WHEREAS Diversey Europe Operations B.V. ("DIversey" or "Employer") and Sinead Kwant ("Employee") entered into an Employment Agreement for an Indefinite Period dated 31 August 2020 ("Employment Agreement"); AND WHEREAS the Employer has offered to pay Employee a severance payment if the Employment Agreement terminates in the future under certain circumstances and Employee has accepted the terms and conditions of the offered future severance payment; NOW THEREFORE the Parties memorialize their agreement as follows: 1. The following new clause is added as Article 15 to the Employment Agreement: Article 15 - Severance Pay 1. In the event Employee's employment ends for a reason other than for cause/serious imputable acts or omissions (and not due to her death or disability) or her resignation, then subject to Employee (a) executing a Mutual Termination Agreement (which will include clauses regarding Employee consenting to the termination, performing reasonable transition sciviccs, ongoing compliance with the restrictive covenants - under Article 6 of the Employment Agreement and any other previously executed restricted covenants between the Parties - and a general release of all claims against Di\crsey); and (b) not withdrawing her consent to the termination (within 14 days) or dissolving the tcnnination agreement, Employer will pay Employee a severance payment in an amount equal to the aggregate of Employee's then current gross annual base salary and target annual incentive ("Severance Pay"). 2. The Severance Pay will be paid either as a lump sum or in ratable installments over the 12-month period following the employment termination date, the choice of which shall bo in the Employer's sole discretion, and will be subject to all withhoidings required by law. 3. The Severance Payment will include and will not be in addition to any transitional payment that Employee might be eligible for under Dutch law, including the Work and Security Act of 2014 (IPe/ werk en zekerheid), and any other severance benefits under Diversey's policies or practices. 2. The effective date of this Amendment is 1 1 Januar>-, 2021 3. All other terms of the Employment Agreement remain unchanged and in full force and effect. MUTUALLY ACCEPTED AND AGREED TO BY THE PARTIES Annette Bergknut Sinead Kwant CHRO President, Professional Western Europe Date: 12 January 2021 Date: Sander de Deugd HR Director Benelux & Nordic